Exhibit 10.5

Sadis & Goldberg, LLC

551 Fifth Avenue, 21st Floor

New York, New York 10176

(212) 947-3793

DRH-4172

Attorneys for Plaintiff

And

Ellenoff Grossman & Schole LLP

370 Lexington Avenue, 19th Floor

New York, New York 10017

(212) 370-1300

AGIII-9950

Attorneys for Defendant

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

DR. ROBERT D. PFEFFER,

05 CV 04019 (PKC)
Plaintiff,

-against-		COMPROMISE AND SETTLEMENT AGREEMENT

BIOVEST INTERNATIONAL, INC.,

Defendant.

IT IS HEREBY STIPULATED AND AGREED, by and between the undersigned counsel for plaintiff Dr. Robert D. Pfeffer (hereinafter “Pfeffer”) and defendant, Biovest International, Inc. (hereinafter “Biovest”), as follows:

WHEREAS, Pfeffer has asserted certain claims against Biovest and Biovest has asserted certain counterclaims against Pfeffer in the above captioned action (hereinafter the “Action”); and

WHEREAS, Pfeffer and Biovest wish to compromise and settle all of their disputes and claims among themselves with respect to the Action and to discontinue the Action in accordance with the provisions of this Compromise and Settlement Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements contained herein, it is hereby stipulated and agreed as follows:

1. Simultaneously with the execution of this Compromise and Settlement Agreement, the attorneys for Pfeffer and Biovest shall execute a Stipulation of Discontinuance dismissing the above-captioned action with prejudice in the form annexed hereto as Exhibit No. 1. Such Stipulation shall be filed with the Court by the attorneys for Biovest immediately following the execution of this Compromise and Settlement Agreement.

2. Biovest agrees to pay Pfeffer Two-Hundred Thousand ($200,000.00), plus interest of 4% computed from July 1, 2003 through February 28, 2006, or a total of Two-Hundred Twenty One Thousand Nine Hundred Ninety-Nine ($221,999.99) Dollars (hereinafter the “Principal Amount”). Biovest shall pay the Principal Amount in sixteen (16) equal monthly installment payments of $13,874.99 that will commence on March 1, 2006 and end on June 1, 2007 (hereinafter the “Installment Payments”). All Installment Payments shall be delivered to Sadis & Goldberg LLC at 551 Fifth Avenue, 21st Floor, New York, NY 10176 and shall be paid by certified or bank check, wire transfer or ACH Transfer and made payable to “Sadis & Goldberg LLC as Attorneys For Robert Pfeffer.” The wire transfer information for Sadis & Goldberg, LLC is as follows:

Citibank - Operating Account

Citibank, N.A.

120 Broadway

New York, NY 10271

ABA Routing #: 021000089

Acct#: 44768732

For the Account of: Sadis & Goldberg LLC

Citibank – IOLA Account

Citibank, N.A.

120 Broadway

New York, NY 10271

ABA Routing #: 021000089

Acct#: 33427254

For the Account of: Sadis & Goldberg LLC, Attorney Trust Account

Simultaneously with the execution of this Stipulation of Settlement, Biovest shall execute a Promissory Note in the amount of The Principal Amount in the form annexed hereto as Exhibit No. 2. Biovest shall secure the promissory note by its execution of an affidavit of confession of judgment in the form annexed hereto as Exhibit No. 3. As is set forth in the annexed Promissory Note, if Biovest receives a loan of any type in excess of $10,000,000, including a credit facility, or raises in excess of Ten Million ($10,000,000.00) Dollars through the sale of equity or licensing rights that results in net proceeds in excess of Ten Million ($10,000,000.00) Dollars (hereinafter the “Accelerated Funding”), then Biovest will be obligated to pay Pfeffer the entire unpaid Principal Amount (hereinafter the “Outstanding Balance”) left due Pfeffer at that time within thirty (30) days of Biovest’s closing on such financing. Biovest shall not be obligated to pay Pfeffer the Outstanding Balance on an accelerated basis if the terms of the Accelerated Funding do not permit the payment of the Outstanding Balance or if the Accelerated Funding is based on a government subsidy, guarantee, or credit, such as a new market tax credit or program where low income areas or designated growth areas are the essential and primary basis for the Accelerated Funding.

3. Simultaneously with the execution of this Compromise and Settlement Agreement, Pfeffer and Biovest shall execute and deliver general releases in the form annexed hereto as Exhibit No. 4. Such releases shall be held in escrow by the attorneys for Biovest pending Biovest’s payment of all of the Installment Payments under the Promissory Note.

4. Upon the execution of this Compromise and Settlement Agreement, Biovest will process Pfeffer’s or his duly authorized broker-dealer’s request to remove the restrictive legend from the shares of common stock that Pfeffer presently owns in accordance with the provisions of Rule 144 of the SEC Act of 1933.

5. The parties hereto acknowledge and expressly understand that: (a) this Compromise and Settlement Agreement is entered into solely for the purpose of avoiding possible future expenses, burdens or distractions of litigation; and (b) this Compromise and Settlement Agreement in no way constitutes an admission by any party hereto of any liability of any kind to any other party or of any wrongdoing on the part of Pfeffer or Biovest and their respective officers, directors, shareholders, parent or subsidiary corporations, directors, partners, divisions, employees, attorneys, associates, agents, successors, predecessors, assigns, heirs, administrators and anyone affiliated with or acting on behalf of any of them. Biovest specifically denies any and all liability in connection with any claims made by Pfeffer that have been made or may be made, or which are the subject matter of, arise out of, or are connected with or related to, in any way, the Action.

6. The parties herein acknowledge that they have been represented by counsel in all aspects of the negotiation and conclusion of the settlement memorialized in this Compromise and Settlement Agreement and its exhibits, that they have been afforded an opportunity to consider the terms of this Compromise and Settlement Agreement and its exhibits for a reasonable time prior to its execution, that they carefully have reviewed and read in their entirety this Compromise and Settlement Agreement and its exhibits, fully understand and consent to the terms and conditions herein and in the exhibits, that they have signed this agreement and the exhibits voluntarily and of their own free will; and that they intend to abide by their provisions without exception.

7. The parties understand that Biovest has previously disclosed the Action to the United States Securities and Exchange Commission (hereinafter “SEC”) and that Biovest must disclose the contents of this Compromise and Settlement Agreement to the SEC in its future filings. Other as than required by applicable SEC regulations, the parties herein agree to hold the terms and provisions of this Compromise and Settlement Agreement as confidential information and agree not to disclose such terms or provisions or to use the facts or circumstances underlying this Compromise and Settlement Agreement, in any communication, whether verbal or in writing, to the print or television media, or except to the extent that such disclosure:

(a) is required to comply with the terms of this Compromise and Settlement Agreement;

(b) is required by the disclosure requirements of the federal securities laws or by any other federal, state or local government;

(c) must be reported on any income tax returns;

(d) is required by a validly issued subpoena; or

(e) to the extent necessary to consult with their respective accountants or attorneys. The parties agree that in the event a request is made by any person or entity (including, but not limited to, any government agency) for a disclosure of the confidential information (including when the request is made by issuance of a court order and/or subpoena), they will make no such disclosure prior to the return date of any such order or subpoena and (ii) promptly upon receipt of such a disclosure request they will provide the other party an opportunity to quash, by providing written notice by Federal Express for overnight delivery.

8. The parties agree that this Compromise and Settlement Agreement may be modified only by a writing executed by the parties and shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Modification of this Compromise and Settlement Agreement does not have to be supported by additional consideration but must express a specific intent to modify this Compromise and Settlement Agreement.

Except as set forth above, any written notice given shall be in writing and sent to the parties as follows:

To:	Dr. Robert Pfeffer
c/o Sadis & Goldberg, LLC
551 Fifth Avenue, 21st Floor
New York, New York 10176
(212) 947-3793
Attention: Douglas R. Hirsch, Esq.

Biovest International, Inc.
c/o Ellenoff Grossman & Schole LLP
370 Lexington Avenue, 19th Floor
New York, New York 10017
(212) 370-1300
Attention: Anthony Galano, III, Esq.

All such notices shall be sent by Federal Express or other nationally recognized overnight courier and shall be deemed delivered upon receipt or refusal. The attorneys for the parties are hereby authorized to sign and send any notice on behalf of their respective clients.

9. Pfeffer and Biovest agree that the federal and state courts located in New York County, New York State, shall have sole and exclusive jurisdiction over any dispute relating in any way to this Agreement, the Promissory Note, the Affidavit of Confession of Judgment or the Releases. Pfeffer and Biovest irrevocably consent to the personal jurisdiction of the federal and state courts located in New York County solely for the purpose of enforcing this Agreement, the Promissory Note, the Affidavit of Confession of Judgment or the Releases.

10. The parties further agree that Pfeffer will give Biovest one week prior written notice of any alleged violations of the terms of this agreement. Biovest shall have five (5) business days to cure any alleged violation, in writing, after receipt of Pfeffer’s written notice concerning any alleged violations of this Compromise and Settlement Agreement.

11. This Compromise and Settlement Agreement contains the entire agreement between the parties and supersedes all prior arrangements and understandings with respect thereto, including whether in writing or oral agreements. The parties expressly warrant that, in entering this agreement, they are not relying on any representations, either written or oral, made by any other party hereto that is not expressly contained herein.

12. Each party hereto shall bear its own attorneys’ fees and costs, including, without limitation, any attorneys’ fees and costs in connection with the Action, excluding any action to enforce this Compromise and Settlement Agreement, the Promissory Note or the Affidavit of Confession of Judgment.

13. The Parties hereto shall deliver any and all other instruments and documents, and shall do, and cause to be done, all such additional acts and things, required to be delivered or done pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Compromise and Settlement Agreement, the Promissory Note or the Affidavit of Confession of Judgment.

14. Each of the words, phrases, sentences, clauses, sections or subsections contained in this Compromise and Settlement Agreement or any part hereof, is inserted conditionally on its being valid in law and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Compromise and Settlement Agreement shall be declared invalid, this Compromise and Settlement Agreement shall be construed as if such word or words, phrase or phrases, sentence or sentences, section or sections, or subsection or subsections, had not been inserted.

15. This Compromise and Settlement Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to conflict of laws principles thereunder. This Compromise and Settlement Agreement may be executed in counterparts and by facsimile.

16. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SETTLEMENT DOCUMENTS, OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OR OMISSIONS OF ANY PARTY.

17. The undersigned officer of Biovest expressly represents and warrants that he has obtained any and all approvals to enter into this agreement on behalf of Biovest and has full and complete authority to enter into this agreement.

Dated:	February , 2006
New York, New York

Sadis & Goldberg, LLC		Ellenoff Grossman & Schole LLP
Attorneys for Plaintiff		Attorneys for Biovest International, Inc.
Dr. Robert D. Pfeffer

By:		By:
	Douglas R. Hirsch, Esq.		Anthony Galano, III, Esq.
	551 Fifth Avenue, 21st Floor		370 Lexington Avenue, 19th Floor
	New York, New York Suite 10176		New York, New York 10017
	(212) 947-3793		(212) 370-1300

Dr. Robert D. Pfeffer		Biovest International, Inc.

By:
James McNulty,
Chief Financial Officer
So Ordered:
P. Kevin Castel, U.S.D.J., S.D.N.Y.